SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

Not Applicable

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WYNN RESORTS, LIMITED

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 733-4444

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On: May 13, 2003

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”) will be held at the Executive Offices of Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada, on May 13, 2003, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the Proxy Statement, which is attached and made part of this Notice):

1.	To elect three directors to serve as such until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ended December 31, 2003; and

3.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 4, 2003, the record date fixed by the Company’s Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the Annual Meeting at the Company’s executive offices, located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are urged to read the Proxy Statement and then complete, sign and date the enclosed Proxy Card and return it as promptly as possible in the enclosed, postage-prepaid envelope to ensure the presence of a quorum for the meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Marc H. Rubinstein

Secretary

Las Vegas, Nevada

April 21, 2003

WYNN RESORTS, LIMITED

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Wynn Resorts, Limited (“we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 13, 2003 (the “Annual Meeting”) to be held at the Executive Offices of Wynn Resorts, Limited, 3145 Las Vegas Boulevard South Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment or postponement of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully outlined herein. A copy of our 2002 Annual Report to Stockholders, this Proxy Statement and the accompanying Proxy Card were first mailed to stockholders beginning on or about April 21, 2003.

The Board of Directors believes that the election of the director nominees named herein and the ratification of the appointment of the independent auditors are in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company’s executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the ratification of the appointment of the independent auditors as described herein and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

The cost of preparing, assembling and mailing proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but will not receive any special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on April 4, 2003, the record date for determining stockholders entitled to vote at the Annual Meeting, 79,351,957 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of the Company’s common stock held of record on that date on all matters presented at the Annual Meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting will be required for the election of the director nominees. Under Nevada law, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum.

For each item other than the election of directors to be acted upon at the Annual Meeting, the affirmative vote of a majority of the votes cast in person or by proxy will be required for approval. Although counted for purposes of determining whether there is a quorum, abstentions and broker non-votes will not be counted as voting thereon and therefore will not affect the vote on these proposals.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2003, certain information regarding the shares of the Company’s common stock beneficially owned by (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission (the “SEC”); (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors as a group.

	Beneficial Ownership Of Shares (1)
Name and Address of Beneficial Owner (2)	Number	Percentage

Stephen A. Wynn (3)(4)	24,549,222	31.01%

Kazuo Okada (3)(5)	24,549,222	31.01%

Aruze USA, Inc. (3)(5) 745 Grier Drive Las Vegas, NV 89119	24,549,222	31.01%

Baron Capital Group, Inc. (6) 767 Fifth Avenue New York, NY 10 153	7,703,985	9.73%

Wellington Management Company (7) 75 State Street Boston, MA 02109	6,362,070	8.04%

Ronald J. Kramer (8)	76,923	*

Robert J. Miller (9)	10,000	*

John A. Moran (9)	110,000	*

Alvin V. Shoemaker (9)	15,000	*

Elaine P. Wynn (10)	24,549,222	31.01%

Stanley R. Zax (9)(11)	1,010,000	1.28%

Allan Zeman (9)	10,000	*

John Strzemp (12)(13)	190,223	*

DeRuyter O Butler (12)	189,723	*

Marc H. Rubinstein (14)	10	*

All Directors and Executive Officers as a Group (23 persons) (15)	51,683,607	65.25%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 79,162,234 shares of the Company’s common stock outstanding as of March 31, 2003, adjusted as required by the rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated April 11, 2002, by and among Stephen A. Wynn, Aruze USA and Baron Asset Fund. Under this agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which, including at least two independent directors, will be designated by Mr. Wynn, and the remaining members of which will be designated by Aruze USA.

(4)	Does not include shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the Buy-Sell Agreement, dated as of June 13, 2002, by and among Stephen A. Wynn, Mr. Okada, Aruze USA and Aruze Corp. that permits Mr. Wynn to acquire Aruze USA’s shares of the Company’s common stock upon certain events related to licensure under Nevada gaming laws. Also does not include shares of stock or options to purchase shares of the Company’s common stock held by Mr. Wynn’s brother, Kenneth R. Wynn.

(5)	Aruze USA, Inc. is a wholly owned subsidiary of Aruze Corp., a Japanese Corporation. Mr. Okada has a controlling interest in Aruze Corp and is its president. The information provided is based upon a Schedule 13D, dated October 30, 2002 filed with the SEC by Aruze USA, Inc., Aruze Corp. and Mr. Okada.

(6)	Baron Capital Group, Inc. (BCG) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG disclaims beneficial ownership of the shares held by its controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG hold such shares. The information provided is based upon a Schedule 13G, dated February 14, 2003 filed with the SEC by BCG and its affiliates: Bamco, Inc., Baron Capital Management, Inc., Baron Asset Fund, and Ronald Baron.

(7)	Wellington Management Company, LLP (“WMC”), an investment advisor, may be deemed to have beneficial ownership of these shares, which are held by clients of WMC. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The information provided is based on a Schedule 13G, dated February 14, 2003 filed with the SEC by WMC.

(8)	Includes 7,615 shares of the Company’s common stock held by Mr. Kramer’s daughters, for which Mr. Kramer’s spouse is the custodian. Mr. Kramer disclaims beneficial ownership of such shares.

(9)	Includes 10,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.74.

(10)	Includes 24,549,222 shares of the Company’s common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.

(11)	Includes 1,000,000 shares of the Company’s common stock held by Zenith Insurance Company, a wholly owned subsidiary of Zenith National Insurance Corp., of which Mr. Zax is President and Chairman of the Board. Mr. Zax disclaims beneficial ownership of the shares held by Zenith Insurance Company.

(12)	Includes 189,723 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement. Each grant vests in its entirety on the following dates: November 1, 2004 for Mr. Strzemp; and May 31, 2006 for Mr. Butler. Each grant will also vest in its entirety upon the death of the grantee.

(13)	Includes 500 shares of the Company’s common stock held by Mr. Strzemp’s mother. Mr. Strzemp disclaims beneficial ownership of such shares.

(14)	Includes 10 shares of the Company’s common stock held in a custodial account for the benefit of Mr. Rubinstein’s son, for which Mr. Rubinstein is the custodian. Mr. Rubinstein disclaims beneficial ownership of such shares.

(15)	Includes 189,723 shares of restricted stock for each of Kenneth R. Wynn and Messrs. Schorr, Nisbet, Thomas, Strzemp and Butler made pursuant to the Company’s 2002 Stock Incentive Plan and subject to Restricted Stock Agreements. The grants vest in their entirety on the following dates: May 31, 2005 for Messrs. Schorr and Wynn; May 31, 2006 for Mr. Thomas; and June 30, 2006 for Mr. Nisbet. Each grant will also vest in its entirety upon the death of the grantee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) and Third Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at nine directors and is staggered into three classes. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years. Class I consists of Elaine P. Wynn, Ronald J. Kramer and John A. Moran, whose terms expire in 2003. Class II consists of Stephen A. Wynn, Alvin V. Shoemaker and Stanley R. Zax, whose terms expire in 2004. Class III consists of Kazuo Okada, Robert J. Miller and Allan Zeman, whose terms expire in 2005.

At the Annual Meeting three directors are to be elected to serve until the 2006 Annual Meeting and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Unless authority to vote for directors is withheld in the Proxy Card, stock represented by the accompanying Proxy will be voted FOR the election of the three nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve or for good cause will not serve. At present, it is not anticipated that any nominee will be unable to serve or for good cause will not serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.

Elaine P. Wynn.    Mrs. Wynn has served as a director of the Company since October 2002. She has also served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn has been active in civic and philanthropic affairs in Las Vegas for many years and has received numerous honors for her charitable and community work. Mrs. Wynn served as a director of Mirage Resorts, Inc. from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn and is the sister-in-law of Kenneth R. Wynn.

Ronald J. Kramer.    Mr. Kramer has served as President of the Company and as one of its directors since October 2002. Mr. Kramer also served as President of Wynn Resorts Holdings, a wholly owned indirect subsidiary of the Company from April to October 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer served as Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. from May 1995 to July 1999. Mr. Kramer is a member of the board of directors of TMP Worldwide, Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

John A. Moran.    Mr. Moran has served as a director since October 2002. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a member of the board of directors of Bessemer Securities Corporation, the Chief Executives Organization and Critical Mass Ventures.

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required to elect a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 31, 2003. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	61	Chairman of the Board and Chief Executive Officer
Kazuo Okada	60	Vice Chairman of the Board
Ronald J. Kramer	44	Director and President
Robert J. Miller	58	Director
John A. Moran	71	Director
Alvin V. Shoemaker	64	Director
Elaine P. Wynn	60	Director
Stanley R. Zax	65	Director
Allan Zeman	54	Director
Marc D. Schorr	55	Chief Operating Officer
Kenneth R. Wynn	50	President, Wynn Design & Development
John Strzemp	51	Executive Vice President—Chief Financial Officer and Treasurer
DeRuyter O. Butler	47	Executive Vice President—Architecture, Wynn Design & Development
W. Todd Nisbet	35	Executive Vice President—Project Director, Wynn Design & Development
Roger P. Thomas	51	Executive Vice President—Design, Wynn Design & Development
Marc H. Rubinstein	41	Senior Vice President—General Counsel and Secretary

Set forth below is information with respect to the Class II and Class III directors whose terms do not expire this year, non-director executive officers and certain key management personnel of the Company.

Stephen A. Wynn.    Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore LLC, our wholly owned subsidiary. Mr. Wynn also serves as an officer and/or director of several of our subsidiaries. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor. Mr. Wynn is a Trustee of the University of Pennsylvania. Mr. Wynn is married to Elaine P. Wynn and is the brother of Kenneth R. Wynn.

Kazuo Okada.    Mr. Okada has served as Vice Chairman of the Board since October 2002. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software, in 1969 and serves as its President. Mr. Okada is the Chairman of Aruze USA, a subsidiary of Aruze Corp. Mr. Okada also owns, and is currently licensed by the Nevada Gaming Commission to own, the shares of Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan. In addition, Mr. Okada is the chairman and a director of SETA Corp, the chairman of System Staff Co., Ltd, a director of Pacific Gaming PTY Ltd and a representative director of MAPS.

Robert J. Miller.    Mr. Miller has served as a director since October 2002. Mr. Miller has been a partner of the Nevada law firm of Jones Vargas since January 1999. He has also been a partner in Miller & Behar Strategies since January 2003. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology, America West Holdings Corporation and K12 Inc. He also served as a member of the U.S. Secretary of Energy Advisory Board and serves on the boards of several national charitable organizations.

Alvin V. Shoemaker.    Mr. Shoemaker has served as a director since December 2002. Mr. Shoemaker is currently retired. He was the chairman of the board of First Boston Inc. and of the First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker serves as a director of Hanover Compressor Co.

Stanley R. Zax.    Mr. Zax has served as a director since October 2002. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has served as Chairman of the Board and President of Zenith National Insurance Corp., a New York Stock Exchange company. Zenith National Insurance Corp. is engaged through its subsidiary in the property-casualty insurance business.

Allan Zeman.    Mr. Zeman has served as a director since October 2002. Mr. Zeman has served as chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. From 1994 to February 2002, Mr. Zeman served as chairman of Colby International Limited, a group engaged in sourcing apparel. Mr. Zeman also serves as a director of Mighty Pacific Investment Inc.

Marc D. Schorr.    Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002, and also serves as the President of Wynn Resorts (Macau) S.A. Since April 2001, Mr. Schorr has served as Chief Operating Officer of Wynn Resorts Holdings. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino Lamore, LLC. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Inc.

Kenneth R. Wynn.    Kenneth R. Wynn has served as President of Wynn Design & Development, LLC, a wholly owned indirect subsidiary of the Company, since June 2000. From 1973 until 2000, he served as Vice President—Design and Construction and Secretary of Mirage Resorts, Inc., except for the periods of August 1993 through July 1994 and March 1997 through June 1999. From 1974 to 2000, Mr. Wynn also served as President of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly owned subsidiary of Mirage Resorts, Inc. Mr. Wynn is Stephen A. Wynn’s brother and the brother-in-law of Elaine P. Wynn.

John Strzemp.    Mr. Strzemp serves as Executive Vice President—Chief Financial Officer of the Company, a position he has held since September 2002. Mr. Strzemp has also served as the Company’s Treasurer since March 2003. Since November 2001, Mr. Strzemp has served as Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Inc., from April 1998 to October 2000, and President of Treasure Island Corp., a gaming company and then a wholly owned subsidiary of Mirage Resorts, Inc., from January 1997 to April 1998.

DeRuyter O. Butler.    Mr. Butler has served as Executive Vice President—Architecture of Wynn Design & Development, a wholly owned indirect subsidiary of the Company, since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and has served as its Executive Vice President of Architecture since March 2000. Mr. Butler served as Director of Architecture of Atlandia Design & Furnishings from December 1982 to May 2000.

W. Todd Nisbet.    Mr. Nisbet has served as Executive Vice President—Project Director of Wynn Design & Development, a wholly owned indirect subsidiary of the Company, since July 2000. From 1999 to 2000, Mr. Nisbet served as Vice President Operations of Marnell Corrao Associates, Inc., a design-build firm and, from 1995 to 1999, Mr. Nisbet was Senior Project Manager of Marnell Corrao.

Roger P. Thomas.    Mr. Thomas has served as the Executive Vice President – Design for Wynn Design & Development, LLC, a wholly owned indirect subsidiary of the Company, since June 2000. From April 1981 to May 2000, Mr. Thomas served as Vice President—Design of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly owned subsidiary of Mirage Resorts, Inc.

Marc H. Rubinstein.    Mr. Rubinstein serves as Senior Vice President, General Counsel and Secretary of the Company, a position he has held since September 2002. Since April 2001, Mr. Rubinstein has also served as Senior Vice President-General Counsel of Wynn Resorts Holdings and, since June 2000, as Senior Vice President-General Counsel of Valvino Lamore, LLC. From October 1992 to December 1999, Mr. Rubinstein served as Senior Vice President-General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc. From February 1996 to June 2000, Mr. Rubinstein also served as Senior Vice President and General Counsel of the Sheraton Desert Inn Corporation, a gaming company that did business as The Desert Inn, then a wholly owned subsidiary of ITT Sheraton Corp. (and later of Starwood Hotels & Resorts Worldwide, Inc.).

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors met two times during 2002. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2002, none of the members of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held while they were members of the Board, or fewer than 75% of the aggregate number of meetings held by the committees of the Board of Directors of which he or she was a member. The current members of each of the Board of Directors’ committees are listed below.

The Audit Committee

The Audit Committee is governed by a written charter adopted by the Board of Directors and is composed of the following independent directors: Stanley R. Zax, Chairman, Alvin V. Shoemaker and John A. Moran. During 2002, the Audit Committee met two times.

The Audit Committee meets periodically with the Company’s independent auditors, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and appoints the Company’s independent auditors. The independent auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters. A full statement of the functions of the Audit Committee is set forth in the Audit Committee Charter, attached hereto as Exhibit A.

The Compensation Committee

The Compensation Committee is composed of the following independent directors: John A. Moran, Chairman, Robert J. Miller, Alvin V. Shoemaker and Stanley R. Zax. During 2002, the Compensation Committee met one time.

The Compensation Committee reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern certain officers and key employees of the Company. The Compensation Committee also reviews and takes action regarding grants of all stock options and restricted shares to employees. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the following independent directors: John A. Moran, Chairman, Robert J. Miller, Alvin V. Shoemaker and Stanley R. Zax. The Compensation Committee was formed in October 2002 and held its first committee meeting on December 11, 2002. Prior to the formation of the Compensation Committee and the Company’s initial public offering, compensation decisions were made by the Company’s executive officers.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of the following independent directors: Robert J. Miller, Chairman, and Allan Zeman. The Nominating and Corporate Governance Committee was appointed by the Board at its December 2002 meeting. Accordingly, this Committee did not meet in 2002.

The Nominating and Corporate Governance Committee recommends to the Board individuals qualified to serve as directors of the Company and on committees of the Board. This Committee also advises the Board with respect to Board composition, procedures and committees. The Nominating and Corporate Governance Committee has begun to develop a set of corporate governance principles, including a code of ethics, that it will recommend to the Board.

Compensation of Directors

Directors who are not employees of the Company receive a monthly fee of $4,000 for services as a director. Directors who serve on the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee receive an additional monthly fee of $1,000 per committee ($1,500 for committee chairman). All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors.

Each non-employee Director, other than non-employee directors who own more that five percent of the Company’s issued and outstanding common stock, received an option grant of 10,000 shares on December 12, 2002. Each option is immediately exercisable and has a per share exercise price of $13.74, the market value of a share of our common stock on December 12, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. In 2002, the rules governing the reporting of transactions by executive officers, directors and significant stockholders were amended to reduce the length of time following a transaction before a report relating to such transaction became due. Under the prior rules, reports were required to be filed within ten days after the month in which a transaction occurred. Under the new rules, reports are due within two business days following the date of the transaction.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2002 except for the following: Messrs. Schorr, Strzemp, Butler and Nisbet and Kenneth R. Wynn were each two days late in filing a report relating to the grant of 189,723 shares of restricted stock that each of them received on December 11, 2002; Messrs. Maddox and Rubinstein were each two days late in filing a report relating to the option grant for 25,000 shares that each of them received on December 11, 2002; and Stephen A. Wynn was one day late in filing a report relating to his beneficial interest in an option grant for 10,000 shares of the Company’s common stock that was granted to Mrs. Wynn on December 11, 2002.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”), for services rendered to the Company and its affiliates in all capacities during the year ended December 31, 2002.

SUMMARY COMPENSATION TABLE(1)

	Annual Compensation					Long-Term Compensation
						Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(2)
Stephen A. Wynn Chief Executive Officer of Wynn Resorts, Limited	2002	$197,115	$—	$63,060	(3)(4)	$—		—	$—

Ronald J. Kramer (5) President of Wynn Resorts, Limited	2002	730,769	1,250,000	—		—		—	833

John Strzemp Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited	2002	459,692	150,000	—		2,513,830	(6)	—	7,122

DeRuyter O. Butler Executive Vice President — Architecture of Wynn Design & Development	2002	350,000	—	—		2,513,830	(6)	—	4,809

Marc H. Rubinstein Senior Vice President and General Counsel of Wynn Resorts Limited	2002	309,462	75,000	—		—		25,000	5,041

(1)	Prior to October 25, 2002, the effective date of the Company’s public offering, certain officers of the Company who might otherwise be Named Executive Officers received nominal salaries. For example, Marc D. Schorr, the Company’s Chief Operating Officer, received no compensation in 2002 prior to October 25, 2002. Employment agreements for these officers became effective on October 25, 2002, at which time they began receiving their full salaries.

(2)	Includes (i) 401(k) matching contributions for Messrs. Strzemp ($6,000), Butler ($4,269) and Rubinstein ($4,846) and (ii) executive life insurance premiums for Messrs. Kramer ($833), Strzemp ($1,122), Butler ($540) and Rubinstein ($195).

(3)	Includes (i) $55,000, the salary of a driver whom we employ for Stephen A. Wynn’s business and personal use and (ii) $8,060, the value of accounting services provided to Mr. Wynn.

(4)	Stephen A. Wynn was the designated user of a country club membership owned by a subsidiary of the Company. Mr. Wynn paid all membership and other fees associated with his use of the membership. The membership was purchased in 2000 at a cost of approximately $133,400. In October 2002, Mr. Wynn purchased the membership from the Company for approximately $133,400. We did not incur any additional costs with respect to the club membership and therefore no compensation with respect to the membership is reflected herein.

(5)	Mr. Kramer commenced his employment with the predecessor of the Company on April 1, 2002.

(6)	On December 11, 2002 Messrs. Strzemp and Butler were each granted 189,723 shares of restricted stock. As of December 31, 2002, the value of each of these grants was $2,487,269 based on a closing price of $13.11 per share on December 31, 2002. Mr. Strzemp’s grant vests in its entirety on November 1, 2004. Mr. Butler’s grant vests in its entirety on May 31, 2006. There are no voting rights associated with any unvested shares and any distributions or dividends with respect to unvested shares are held by the Company and are released only upon vesting.

The following table provides information related to options to purchase the Company’s common stock granted to the Named Executive Officers during the year ended December 31, 2002, and the number and value of such options held as of the end of the year. For the year ended December 31, 2002, the Company did not grant any SARs.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5% ($)	10% ($)
Stephen A. Wynn	—	—	—	—	—	—
Ronald J. Kramer	—	—	—	—	—	—
John Strzemp	—	—	—	—	—	—
DeRuyter O. Butler	—	—	—	—	—	—
Marc H. Rubinstein	25,000	6.33%	$13.25	12/11/2012	$208,321	$527,927

(1)	These options vest in four equal installments on December 11, 2004; December 11, 2005; December 11, 2006 and December 11, 2007.

2002 Option Values

The following table provides information related to options to purchase the Company’s common stock held by the Named Executive Officers at December 31, 2002. None of the Named Executive Officers exercised options to purchase common stock during the year ended December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION VALUES

	Number Of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Wynn	—	—	—	—
Ronald J. Kramer	—	—	—	—
John Strzemp	—	—	—	—
DeRuyter O. Butler	—	—	—	—
Marc H. Rubinstein	—	25,000	—	—

(1)	Options are “in-the-money” if, on December 31, 2002, the market price of the Company’s common stock exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Company’s common stock covered by the options on December 31, 2002, and the aggregate exercise price of such options. The market price of our common stock on December 31, 2002 was $13.11.

Employment Agreements

We have entered into employment agreements with Stephen A. Wynn, and Messrs. Kramer, Strzemp, Rubinstein, and Butler.

Under Mr. Wynn’s employment agreement, the annual base salary is $1,250,000 for the first year and will increase by $500,000 each year to a maximum of $2,750,000. The annual base salary is $509,000 for Mr. Strzemp, $360,000 for Mr. Rubinstein and $350,000 for Mr. Butler.

The other terms of the employment contracts are substantially similar for Messrs Wynn, Strzemp, Rubinstein and Butler, except as noted below. Each executive will receive a bonus and is eligible for an increase in base salary at such times and in such amounts as our board of directors, in its sole and exclusive discretion, may determine. However, after our board of directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan, except that Mr. Strzemp will be entitled to a minimum annual bonus of $150,000 per year. The term of each employment contract with the Company began on October 25, 2002, the effective date of our initial public offering, and will end on October 25, 2007, except that (i) the term of Mr. Strzemp’s employment contract will end on October 31, 2005; and (ii) Mr. Butler’s employment contract will end on May 31, 2006. In addition to base salary and bonuses, each executive, to the extent that the executive is otherwise eligible, will participate in all of our employee benefit plans that cover executives, will receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships) and will be entitled to four weeks paid vacation each year. In addition, we will provide the use of a company car and driver to Mr. Wynn at our sole cost and expense.

If we terminate the employment of an executive without “cause,” or the executive terminates his employment with us upon “good reason” following a “change of control” (as these terms are defined in the employment contracts), we will pay the executive a “separation payment” in a lump sum equal to (a) the executive’s base salary for the remainder of the term of the employment contract, but not for less than one year, except in the case of Messrs. Butler and Rubinstein, in which case the lump sum shall be such person’s base salary for one year (or less, if there is less time remaining in term), and except in the case of Mr. Wynn, in which case the lump sum shall be three times such amount, (b) the bonus that the executive received for the preceding bonus period projected over the remainder of the term, except in the case of Messrs. Butler and Rubinstein, in which case, the bonus shall be such person’s bonus for one year (or less, if there is less time remaining in term), and except in the case of Mr. Wynn, in which case the lump sum shall be three times such amount, (c) any accrued but unpaid vacation pay, and (d) an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999. If the executive is entitled to receive the separation payment, he will also be entitled to continue participating in our health benefits coverage for the period for which the separation payment is paid on the same basis as if he were still employed by us. Except as provided below, if the executive’s employment terminates for any other reason before the expiration of the term (e.g., because of the executive’s death, disability, discharge for cause or revocation of gaming license), we will be required to pay the executive only accrued but unpaid base salary and vacation pay through his termination date. If Mr. Wynn’s employment agreement is terminated as a result of death, complete disability or denial or revocation of Mr. Wynn’s gaming license, then we will pay Mr. Wynn a separation payment equal to his base salary for the remainder of the term of the employment contract, but not less than one year, and the bonus that Mr. Wynn received for the preceding bonus period projected over the remainder of the term, but not less than the preceding bonus that was paid, projected over one year.

On April 1, 2002, Wynn Resorts Holdings and Valvino (as defined below), as guarantor, entered into a one-year employment agreement with Mr. Kramer. Pursuant to this agreement, Mr. Kramer was entitled to a base salary of $1,000,000 per year. Mr. Kramer was also entitled to bonuses upon specified performance criteria. Mr. Kramer received a bonus of $1,250,000 in October 2002 as a result of the satisfaction of one such bonus criteria. Pursuant to this agreement, Mr. Kramer was also entitled to participate in all welfare, pension and incentive benefit plans that

Wynn Resorts Holdings maintains for its senior executives. If at any time during the term of this agreement (1) Wynn Resorts Holdings terminated Mr. Kramer’s employment without cause (as defined in the agreement) or (2) Mr. Kramer terminated his employment for good reason (as defined in the agreement), Wynn Resorts Holdings would have been required to pay Mr. Kramer the unpaid balance of his full base salary and bonus, accrued vacation pay, and continued medical, dental and life insurance benefits. Pursuant to this agreement, Mr. Kramer was also prevented from competing with Wynn Resorts Holdings and its affiliates for the one year of his employment. Concurrent with the expiration of the one year employment agreement, the Company and Mr. Kramer entered into a new five-year employment agreement effective April 1, 2003. Under this agreement, Mr. Kramer’s annual base salary is $1,100,000 for the first year, increasing by $100,000 per year in the second and third years of the agreement. Under the terms of this agreement, Mr. Kramer received a restricted stock grant of 189,723 shares of the Company’s common stock that will vest in its entirety on May 31, 2005. On April 1, 2003, Mr. Kramer received an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $14.91 per share. This option vests 25% per year over a four-year period beginning April 1, 2005. Pursuant to this agreement, Mr. Kramer is also entitled to participate in all welfare, pension and incentive benefit plans that the Company maintains for its senior executives. If we terminate Mr. Kramer’s employment without “cause,” or if Mr. Kramer terminates his employment with us upon “good reason” (as these terms are defined in the employment agreement), we will pay Mr. Kramer a “separation payment” in a lump sum equal to (a) Mr. Kramer’s base salary for the remainder of the term of the employment contract, but not for less than one year, (b) the bonus that Mr. Kramer received for the preceding bonus period projected over the remainder of the term (but not less than one year), (c) any accrued but unpaid vacation pay, and (d) an amount necessary to reimburse Mr. Kramer for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999.

Mr. Wynn and Mr. Kramer have time-sharing agreements with us covering their personal use of our aircraft, that require each such executive to pay us the lesser of (1) his and his family’s share of the direct costs incurred by us in operating the aircraft or (2) the amount required by applicable federal aviation regulations.

Indemnification

Our Articles of Incorporation eliminate liability of our directors and officers for damages for breach of fiduciary duty as directors and officers except to the extent otherwise required by Nevada law and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of law. Nevada law does not permit us to indemnify persons against judgments in actions brought by or in the right of the corporation unless the court in which the action was brought (or another court of competent jurisdiction) approves the indemnification.

Our Bylaws and Sections 78.7502 and 78.751 of Chapter 78 of the Nevada Revised Statutes contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if (i) such person is not found to have breached his or her fiduciary duties in a manner involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe the action was unlawful. Indemnification would cover expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement.

The Bylaws and Section 78.752 of Chapter 78 of the Nevada Revised Statutes also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors’ and officers’ liability insurance.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the “Indemnitee”) unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Disclosure and Report of Audit Committee and Report of Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

DISCLOSURE AND REPORT OF AUDIT COMMITTEE

Disclosure Regarding Audit Committee

In October 2002, the Board of Directors adopted a charter for the Audit Committee and in March 2003, upon the recommendation of the Audit Committee, the Board of Directors approved an amended and restated charter which is attached hereto as Exhibit A. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc.

Report of Audit Committee

Our role is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in our charter which was initially adopted in October 2002 and amended and restated in March 2003, the Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee

    Stanley R. Zax, Chairman

    Alvin V. Shoemaker

    John A. Moran

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee was formed on October 21, 2002, immediately prior to the completion of the Company’s initial public offering, and during the 2002 fiscal year had only one meeting. The Compensation Committee did not determine any of the base compensation paid to the Company’s Chief Executive Officer or other executive officers during the 2002 fiscal year. The Compensation Committee did award stock options to certain officers and one discretionary bonus during the 2002 fiscal year. In addition, the Compensation Committee ratified the grant of certain stock grants that were subject to contractual commitments that were made prior to the appointment of the Compensation Committee. This report is provided by the Compensation Committee of the Board of Directors to assist stockholders in understanding the objectives and procedures that the Compensation Committee intends to implement in establishing the compensation of executive officers.

Compensation of Executive Officers

All members of senior management of the Company during the 2002 fiscal year were bound by employment agreements that were negotiated and executed prior to the formation of the Compensation Committee. The terms of these agreements generally ranged from three to five years, and set minimum compensation for salary, bonuses and stock option grants. As part of its strategy to attract and retain high quality executive employees, the Compensation Committee intends to establish a policy to pay executives base salaries that are competitive with salaries paid by other gaming, hospitality and development-stage companies, with the Company’s salaries being at or near the high end of the range. The Compensation Committee has engaged the services of a nationally recognized human resources consulting firm to prepare a report to assist the Compensation Committee with determining the appropriate compensation for Company management, including salaries, bonuses and stock option grants.

Annual Incentives

The Compensation Committee intends to develop programs that will tie executive incentive compensation to the performance of the Company. In general, annual incentive awards for the year 2002 were defined by the terms of each of the executives’ employment contract and were not determined by the Compensation Committee. However, the Compensation Committee did award stock options to certain officers and one discretionary bonus during the 2002 fiscal year.

Long-Term Incentives

The Company has adopted a stock incentive plan designed to provide stock-based incentives to its officers. The Compensation Committee may also use grants under the stock incentive plan to attract qualified individuals to work for the Company. The number of options to be granted to each executive officer will be based on the individual executive’s performance, tenure and future potential. During the year ended December 31, 2002, the Company granted stock option awards to executive officers with five-year vesting schedules and restricted shares with vesting schedules ranging from 22 to 42 months.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee’s primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement the Company’s strategy.

2002 Compensation for the Chief Executive Officer

Stephen A. Wynn, our Chairman of the Board and Chief Executive Officer, and the Company entered into a five-year employment agreement prior to the establishment of the Compensation Committee. That agreement became effective on October 25, 2002, after the successful completion of the Company’s initial public offering, and provides for an annual base salary of $1,250,000 for the first year under the agreement and increases of $500,000 for each subsequent year, up to a maximum of $2,750,000. During 2002, Mr. Wynn received $197,115 in base salary. Mr. Wynn received no additional monetary or stock based incentive compensation in 2002. To the extent not already defined in Mr. Wynn’s employment agreement, the Committee intends to use the same philosophy generally described above to determine compensation for Mr. Wynn.

Limitation of Tax Deduction for Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Compensation Committee does not believe that there will be any non-deductible compensation in 2002 based upon allowances provided under the provisions of Section 162(m). However, we cannot provide any assurance that there will not be any non-deductible compensation in future years. The Compensation Committee’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Respectfully Submitted,

Compensation Committee

        John A. Moran, Chairman

        Robert J. Miller

        Alvin V. Shoemaker

        Stanley R. Zax

STOCK PERFORMANCE GRAPH

The graph below compares the total cumulative return of our common stock to (a) the Standard & Poor’s 500 Stock Index (“S&P 500”), and (b) the Dow Jones US Casino Index. The graph assumes the reinvestment of dividends. The performance graph assumes that $100 was invested on October 25, 2002 in each of the common stock of Wynn Resorts, Limited, the S&P 500 and the Dow Jones US Casino Index. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPARISON OF TWO MONTH CUMULATIVE TOTAL RETURN(*)

AMONG WYNN RESORTS, LIMITED, THE S&P 500 INDEX AND DOW JONES US CASINO INDEX

*	$100 INVESTED ON OCTOBER 25, 2002 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Capitalization of Valvino/Public Offering of Wynn Resorts, Limited.    In September 2002, the assets and operations of the Company were held by and conducted through Valvino Lamore, LLC, a Nevada limited liability company (“Valvino”) and its subsidiaries. In September 2002, all of the members of Valvino contributed their membership interests in Valvino to the Company in exchange for 40,000,000 shares of the Company’s common stock, and Valvino become a wholly owned subsidiary of the Company. The members of Valvino were Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund and the Kenneth R. Wynn Family Trust. Following the contribution of the membership interests of Valvino to the Company, the Company successfully completed an initial public offering of its common stock effective as of October 25, 2002.

Contribution of Interest in Wynn Macau.    Before April 22, 2002, Stephen A. Wynn owned a majority of the outstanding equity interests of Wynn Resorts (Macau) S.A. (“Wynn Macau”). At the time, Wynn Macau had been awarded a provisional concession authorizing it to negotiate a concession agreement with the Macau government to construct and operate one or more casinos in Macau. On April 22, 2002, in connection with additional contributions to Valvino by Aruze USA and Baron Asset Fund, Mr. Wynn contributed his interest in Wynn Macau to Valvino. This interest was valued at approximately $56 million by the parties, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Macau in connection with the negotiation of the concession agreement and other development activities in Macau. Similar advances by Valvino to Wynn Macau of approximately $458,000 were treated as capital contributions by Valvino upon its acquisition of the Macau interest. Subsequent to this contribution, Wynn Macau entered into a concession agreement with the government of Macau permitting Wynn Macau to construct and operate casinos in Macau.

Stockholders Agreement.    Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of the Company. These rights include, but are not limited to, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of the Company’s common stock owned by the parties to the stockholders agreement.

Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of the Company’s common stock from the Company in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder’s allotment of private placement shares that is necessary to maintain the parties’ shares in the same proportion to each other that existed prior to the private placement.

In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of the Company’s common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of the Company’s common stock to anyone other than a permitted transferee (as defined in the agreement), and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of the Company’s common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder’s shares of the Company’s common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of the Company’s common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign these options to the Company.

In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn will control the Company’s board of directors.

Buy-Out of Aruze USA Stock.    Stephen A. Wynn, Mr. Okada, Aruze USA, Aruze Corp. and the Company have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze

Corp. or Mr. Okada concerning Aruze USA’s ownership of the Company’s stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of the Company’s application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in the Company. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, the Company has the right to require him to purchase the shares, including with a promissory note. The Company intends to grant Mr. Wynn certain demand registration rights and piggyback registration rights with respect to any shares he purchases from Aruze USA under these buy-out arrangements.

Wynn Design & Development.    Wynn Design & Development, a wholly owned indirect subsidiary of the Company, is responsible for the design and architecture of Le Rêve (except for Le Rêve’s showroom for its water-based entertainment production) and for managing construction costs and risks associated with the Le Rêve project. Wynn Design & Development will also have similar responsibilities for the Company’s hotel and casino construction project in Macau. Kenneth R. Wynn, the brother of Stephen A. Wynn, is the President of this subsidiary. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid $1.00 and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. The Company has no ownership interest in Butler/Ashworth.

Art Gallery.    We operate an art gallery at the former premises of The Desert Inn in which we display paintings from The Wynn Collection. The art gallery is expected to remain open during the construction of Le Rêve. Commencing on November 1, 2001, we leased The Wynn Collection from Stephen A. and Elaine P. Wynn pursuant to an art rental and licensing agreement. Under the terms of that agreement, as amended, we pay the expenses of exhibiting works from The Wynn Collection including the expense of insuring the collection while we exhibit it. In addition, we are required to make monthly lease payments for the art at a rate equal to one-half of the gross revenue received by the gallery each month, less direct expenses (including insurance expenses), subject to a monthly cap. Under the agreement, as amended, if there is a loss in any particular month, Mr. and Mrs. Wynn are obligated to reimburse us the amount of the loss. Prior to opening Le Rêve, we do not expect to make any material payments under this agreement. In addition, subject to certain notice restrictions, Mr. and Mrs. Wynn have the right to remove or replace any or all of the works of art that will be displayed in the art gallery. The agreement also permits us to continue to lease The Wynn Collection as an attraction at Le Rêve. Both parties have the right to terminate the agreement upon the delivery of proper notice.

Aircraft Arrangements.    From January 2002 until May 30, 2002, Valvino used a Bombardier Global Express aircraft in its business operations. The aircraft was owned by World Travel and was leased to and operated by Las Vegas Jet. Valvino paid Las Vegas Jet an hourly rate of $6,800 per hour for its use of the aircraft. Las Vegas Jet and World Travel were owned entirely by Stephen A. Wynn. Valvino paid Las Vegas Jet approximately $356,000 for the use of its aircraft during this period. Wynn Macau paid Las Vegas Jet approximately $211,000 for its use of the aircraft during the period between the date of the contribution by Stephen A. Wynn of his interest in Wynn Macau (April 15, 2002) and May 30, 2002.

On May 30, 2002, Mr. Wynn sold World Travel and Las Vegas Jet to Valvino for approximately $38.2 million (consisting of approximately $9.7 million in cash and the release of Mr. Wynn from a guarantee on the approximately $28.5 million of remaining indebtedness of World Travel secured by the aircraft), the amount that World Travel paid for the aircraft. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign ownership, World Travel transferred legal title to the aircraft to Wells Fargo Bank Northwest, National Association, a national banking association, pursuant to a Trust Agreement dated as of May 10, 2002. At that time, World Travel had remaining indebtedness of $28.5 million secured by the aircraft. Valvino guaranteed this indebtedness in connection with the purchase of the aircraft. Mr. Wynn was released from his guarantee of that indebtedness. Following the Company’s initial public offering in October 2002, Wynn Las Vegas refinanced the indebtedness on the aircraft through the use of one of its credit facilities.

World Travel continues to lease the aircraft to Las Vegas Jet. Las Vegas Jet operates the aircraft for the Company and its subsidiaries. In addition, each of Stephen A. Wynn, Mr. Schorr, Kenneth R. Wynn and Mr. Kramer has a time-sharing agreement with the Company covering their personal use of our aircraft that requires each such executive to pay us the lesser of (1) his and his family’s share of the direct costs incurred by us in operating the aircraft or (2) the amount required by applicable federal aviation regulations. During 2002, the following amounts were paid to the Company pursuant to these timesharing arrangements Stephen A. Wynn ($187,492) and Mr. Schorr ($16,002). Kenneth R. Wynn and Mr. Kramer did not make personal use of the aircraft in 2002.

Reimbursable Costs.    We periodically incur costs on Mr. Wynn’s and certain other officers’ behalf, including costs with respect to personal use of the corporate aircraft, household employees at Mr. Wynn’s residence, personal legal fees, construction work at Mr. Wynn’s home and other personal purchases. In the past, these balances were settled by reimbursement to the Company at regular intervals, usually monthly. We did not charge Mr. Wynn or any officer interest on outstanding amounts pending reimbursement. The largest unreimbursed balance of these items at any time since our inception was approximately $213,000. The outstanding balance was settled in August 2002, and we terminated the arrangements pursuant to which costs were incurred and later reimbursed. Currently, Mr. Wynn and other officers have deposited an aggregate of $105,000 with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2002, the Company’s net liability to Mr. Wynn and other officers was approximately $35,000.

Tax Indemnification Agreement.    Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company have entered into a tax indemnification agreement relating to their respective income tax liabilities relating to Valvino. Prior to the contribution of the Valvino membership interests to the Company, the income and deductions of Valvino passed through to the Valvino members under the rules governing partnerships for federal tax purposes and were taken into account by them at their personal tax rates. Commencing upon the contribution of the Valvino membership interests to the Company, income and deductions are to be treated as income and deductions of the Company and are to be taken into account by it at applicable corporate tax rates. A reallocation of deductions of Valvino from the period prior to the contribution to the period commencing upon the contribution, or a reallocation of income of the Company from the period commencing upon the contribution to the period prior to the contribution, would increase the amount of taxable income (or decrease the amount of loss) reported by the Valvino members and decrease the amount of taxable income (or increase the amount of loss, including carryforwards, or increase the amount of tax basis in the assets) of the Company. Accordingly, the tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Purchase of Country Club Membership.    In 2000, Valvino purchased a country club membership at a cost of approximately $133,400. Stephen A. Wynn was the designated user of the membership and paid all membership and other fees associated with his use of the membership. In October 2002, Mr. Wynn purchased the membership from Valvino at a cost of approximately $133,400.

Employment of Seth Schorr.    Seth Schorr, the adult son of Mr. Schorr, is employed by Las Vegas Jet, LLC, an indirect subsidiary of the Company, at an annual salary of approximately $63,000. Mr. Schorr’s primary responsibilities have included the supervision and evaluation of potential internet gaming opportunities, and the supervision and coordination of the operations of The Wynn Collection for the Company.

Tax Overpayment.    In 2001, Stephen A. Wynn made a substantial overpayment of his personal estimated 2001 federal income taxes to the Internal Revenue Service. Pursuant to a tax procedure set forth in Internal Revenue Announcement No. 2001-112, announced October 26, 2001, a taxpayer may redesignate estimated income tax payments as employment tax payments. In reliance on this announcement, Mr. Wynn applied $5,000,000 of the overpayment to the 2001 fourth quarter employment taxes of Valvino. By using this procedure, Mr. Wynn accelerated the refund of his overpayment. In May 2002, the Internal Revenue Service issued a refund for $5,000,000 to Valvino and Valvino reimbursed this sum of money to Mr. Wynn.

Purchase of Common Stock and Second Mortgage Notes.    Stephen A Wynn and Aruze USA, Inc., each purchased 5,576,923 shares of The Company’s common stock in the Company’s initial public offering at the same price offered to the public. In addition, Mr. Wynn and Aruze USA, Inc. each purchased $2,694,000 in principal amount of the 12% Second Mortgage Notes due 2010 from Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., subsidiaries of the Company, at the same price being offered to the public. Both of these offerings were consummated in October 2002.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP, a firm of independent public accountants, as our independent public accountants to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2003. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

In May 2002, the predecessor entity of the Company decided to no longer engage Arthur Andersen LLP (“Andersen”) as its independent public accountants, and engaged the services of Deloitte & Touche LLP as its new independent public accountants. During our two fiscal years ended December 31, 2001 and through May 2, 2002, there were no disagreements between the Company’s predecessor and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on the predecessor entity’s consolidated financial statements. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our fiscal years ended December 31, 2000 and 2001 or through May 2, 2002.

The reports of Andersen on the predecessor entity’s consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In its letter dated June 17, 2002 to the Office of the Chief Accountant of the SEC, Andersen stated that it agreed with the statements in the preceding two paragraphs. This letter was originally filed as exhibit 16.1 to Amendment No. 2 of our Registration Statement on Form S-1 filed on August 26, 2002 (File No. 333-90600).

The following table shows the fees paid or accrued by the Company for audit and other services provided by Deloitte & Touche LLP during 2002.

Audit fees for audit and reviews of 2002 financial statements	$45,820
Audit fees for audits of prior years financial statements	94,925

Total	$140,745

Audit related fees	$49,092

Tax fees	$748,897

All other fees	$505,002

“Audit fees for audit of 2002 financial statements” includes the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended June 30, and September 30, 2002, and for the audit of our consolidated financial statements for the year ended December 31, 2002. “Audit fees for audits of prior years financial statements” includes fees for the re-audits of our consolidated financial statements for the years ended December 31, 2001 and 2000, performed during 2002 by Deloitte & Touche LLP at our request. “Audit related fees” is the aggregate fees billed by Deloitte & Touche, LLP for audits of the consolidated financial statements certain of the Company’s subsidiaries and the Company’s defined contribution employee benefit plan. “Tax fees” include fees for tax compliance, consulting and other tax assistance, and “All other fees” relate to services rendered in connection with the filing of our Registration Statements on Form S-1 relating to our initial public offering and the offering of Second Mortgage Notes by certain of our subsidiaries, as amended, during 2002.

Neither Andersen nor Deloitte & Touche LLP provided any services related to financial information systems design and implementation during 2002. The Audit Committee has determined the provision of all services rendered was compatible with maintaining Deloitte & Touche LLP’s independence.

During each of the fiscal years ended December 31, 2000 and December 31, 2001 and through May 2, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent public accountants is not required under Nevada law or under the Company’s Articles of Incorporation or Bylaws. If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2003, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee, in its discretion, may appoint a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting, excluding abstentions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2003.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2004 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals must be received by the Company at its offices at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than December 21, 2003. In addition, our Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice at least 60 days and not more than 90 days prior to the date of the meeting, or no later than 10 days from the public announcement of the meeting, if later, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Exhibit A

Wynn Resorts, Limited

Charter for Audit Committee

ARTICLE I

FORMATION

The Board of Directors of Wynn Resorts, Limited (the “Corporation”) has established the Audit Committee pursuant to Section 78.125 of the Nevada Revised Statutes and Article III, Section 3.15(c) of the Corporation’s Bylaws.

ARTICLE II

COMPOSITION

The Audit Committee shall be comprised of not less than three members of the Corporation’s Board of Directors. Subject to the foregoing, the exact number of members of the Audit Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors. The qualifications of the Audit Committee membership shall be as follows:

•	All of the members of the Audit Committee shall be (i) “independent directors” as defined in Rule 4200(a) of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”), as such rule may be modified or supplemented, (ii) “independent” as required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case, as amended (collectively, the “Exchange Act”) and (iii) shall otherwise meet all qualifications for audit committee members set forth in Rule 4350(d) of the Nasdaq Rules, as such rule may be modified or supplemented. Rule 4200 and Rule 4350 of the Nasdaq Rules shall be annexed hereto as Exhibits A and B, which such Exhibits shall be updated from time to time to reflect any modification or supplementation of such rules.

•	Each member shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

•	At least one member of the Audit Committee must (1) have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and (2) be an “audit committee financial expert” as defined in the Exchange Act.

ARTICLE III

FUNCTIONS

The independent auditors engaged by the Corporation at the Audit Committee’s direction to audit the Corporation’s financial statements shall be accountable ultimately to the Corporation’s Board of Directors and the Audit Committee, as representatives of the Corporation’s stockholders.

The Audit Committee shall have the authority to retain, terminate and replace the Corporation’s independent auditors and shall receive funding from the Corporation for the purposes of retaining the Corporation’s independent auditors and any special legal counsel, accounting or other consultants that the Audit Committee deems necessary to advise it in carrying out its duties.

The Audit Committee shall:

A.    Independent Auditors

•

Be responsible for the appointment, compensation and oversight of the independent auditors employed by the Corporation for the purpose of preparing or issuing an audit report. In this capacity, the Audit

Committee shall be responsible for evaluating and determining that the audit engagement team has the competence necessary to conduct the audit engagement in accordance with generally accepted accounting standards.

•	Review and discuss with the independent auditors their audit procedures, including any problems or difficulties they may have encountered, the scope (including any change with respect thereto), fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, any schedule of unadjusted differences, and any reports of the independent auditors with respect to interim periods.

•	Review with the independent auditors any information furnished by the independent auditors pursuant to Section 10A of the Exchange Act, including, without limitation, such information relating to any illegal acts that have or may have occurred, all critical accounting policies to be used in the conduct of the audit and all alternative treatments of financial information within generally accepted accounting principles discussed with management or considered in connection with the audit, the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors.

•	Review and discuss with management and the independent auditors: (a) any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation; and (b) any transactions or courses of dealing with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

•	Review and recommend action with respect to the results of each independent audit of the Corporation’s financial statements, including problems encountered in connection with such audit and recommendations of the independent auditors arising as a result of such audit.

•	Discuss with the Corporation’s independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61, including any amendments or supplements thereto (“SAS 61”).

•	Take appropriate action to oversee the independent auditors’ independence and, at least annually, discuss with the independent auditors their independence and receive each of the following in writing:

•	Disclosure of all relationships between (i) persons employed by the independent auditors or any of the auditors’ related entities within the last two years and (ii) the Corporation or any of its related entities and disclosure of any other relationship that in the auditors’ professional judgment may reasonably be thought to bear on independence between (i) the independent auditors or any of the auditors’ related entities and (ii) the Corporation or any of its related entities; and

•	Confirmation that, in the auditors’ professional judgment, the independent auditors are independent of the Corporation within the meaning of the federal securities laws.

•	Evaluate the performance of the Corporation’s independent auditors and if so determined by the Audit Committee, replace the Corporation’s independent auditors (or nominate the independent auditors to be proposed for stockholder approval in any proxy statement).

•

Preapprove (either specifically or by establishing policies and procedures generally pre-approving categories of auditing services and permissible non-auditing services) all auditing services and all permissible non-auditing services provided to the Corporation by its independent auditors; provided that (i) any policies and procedures established by the Audit Committee must be detailed as to each particular service that is approved, must be designed to safeguard the continued independence of the independent auditor and may not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management and (ii) the Audit Committee must be informed of each engagement entered into in reliance on established policies and procedures. Notwithstanding the previous sentence, the Audit Committee is not required to preapprove services other than audit, review or attest services if:

(1) all such services provided do not aggregate to more than five percent of the total revenues paid to the independent auditors in the fiscal year when such services were provided, (2) the services were not recognized as non-audit services at the time of the engagement and (3) the services are promptly brought to the attention of the Audit Committee and approved prior to completion by the Audit Committee or one or more authorized representatives of the Audit Committee.

•	Resolve disagreements, if any, between management and the independent auditors.

B.    Financial Statements

•	Prior to their filing with the Securities and Exchange Commission (the “SEC”) or other publication, review and discuss with the Corporation’s independent auditors and management the Corporation’s audited financial statements.

•	Based on (1) its review and discussions with management of the Corporation’s audited financial statements; (2) its discussion with the independent auditors of the matters to be communicated pursuant to SAS 61; and (3) the written disclosures from the Corporation’s independent auditors regarding independence, recommend to the Corporation’s Board of Directors whether the Corporation’s audited financial statements should be included in the Corporation’s Annual Report on Form 10-K for the applicable fiscal year for filing with the SEC.

•	Prior to their filing with the SEC or other publication, review and discuss with the Corporation’s independent auditors and management the information contained in the Corporation’s quarterly reports on Form l0-Q.

•	Review and discuss with the Corporation’s independent auditors and management the Corporation’s quarterly earnings releases.

•	Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements.

•	Review major changes to the Corporation’s auditing and accounting policies and practices as suggested by the independent auditors, internal auditors or management.

•	Meet periodically with any Disclosure Committee established by the Corporation to discuss the compliance by the Corporation with legal and regulatory requirements relating to the Corporation’s financial statements.

C.    Internal Accounting

•	Review with the Corporation’s independent auditors and financial management the adequacy and effectiveness of the Corporation’s system of internal accounting controls, including the adequacy of such controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•	Review the scope and results of the Corporation’s internal auditing procedures and practices and oversee the effectiveness thereof.

D.    Management Conduct Policies

•	Review from time to time and make recommendations with respect to the Corporation’s policies relating to management conduct and oversee procedures and practices to ensure compliance therewith. Such policies shall include, without limitation, those relating to (1) transactions between the Corporation and members of its management, (2) political contributions and other sensitive payments, (3) compliance with the Foreign Corrupt Practices Act, and (4) corporate or competitive opportunities offered to or enjoyed by members of such management.

•	Meet periodically with management to review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Make interpretations from time to time as to the scope and application of the Corporation’s management conduct policies.

•	Review and approve or disapprove, as contemplated by the Corporation’s management conduct policies, proposed transactions between the Corporation and its employees or directors.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters.

•	Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	Determine the appropriate funding for payment of compensation to the independent auditors employed by the Corporation at the Audit Committee’s direction for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee.

E.    Other Duties

•	At least annually, review the adequacy of this Charter and recommend to the Corporation’s Board of Directors any changes to this Charter that the Audit Committee deems necessary or desirable,

•	Perform such other specific functions as the Corporation’s Board of Directors may from time to time direct, and make such investigations and reviews of the Corporation and its operations as the Chief Executive Officer, the President or the Board of Directors may from time to time request.

•	Prepare a report in accordance with the rules of the SEC to be included in the Corporation’s annual proxy statement.

•	Review with the Corporation’s legal advisors legal matters that may have a material effect on the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies relating to any matter that may have a material effect on the Corporation’s financial statements.

•	Make regular reports to the Board regarding its activities, as appropriate.

•	The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities.

ARTICLE IV

PROCEDURES

The Audit Committee shall keep regular minutes of its meetings. Meetings and actions of the Audit Committee shall be governed by, and held and taken in accordance with, the provisions of the Corporation’s Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the Audit Committee, the Chairman of the Audit Committee and its members for the Board of Directors, the Chairman of the Board and its members. Regular meetings of the Audit Committee may be held at such time and such place as the Audit Committee determines from time to time.

WYNN RESORTS, LIMITED

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2003

11:00 a.m. Local Time

Wynn Resorts, Limited

Executive Offices

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Wynn Resorts, Limited

Executive Offices

3145 Las Vegas Boulevard South

Las Vegas, NV 89109

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2003.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Ronald J. Kramer and Marc H. Rubinstein or any of them, as proxies for the undersigned, each with full power of substitution to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 2003 at 11:00 a.m., local time, at the Executive Offices of Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada, 89109, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned was present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Wynn Resorts, Limited, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.

To elect the following three directors to serve as such until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal:

		01 Elaine P. Wynn 02 Ronald J. Kramer 03 John A. Moran	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.	☐ For	☐ Against	☐ Abstain

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change? Mark Box ☐ Indicate changes below:	Check here if you plan to attend ☐ the Annual Meeting	Date

Signature(s) in Box

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.